Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “DELCATH SYSTEMS, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF OCTOBER, A.D. 2019, AT 4:36 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-SECOND DAY OF OCTOBER, A.D. 2019 AT 8:30 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State
2168713 8100 SR# 20197605571 You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 203820804 Date: 10-18-19

Amendment to the Amended and Restated Certificate of Incorporation

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

DELCATH SYSTEMS, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, the Corporation’s Amended and Restated Certificate of Incorporation shall be amended by adding the following paragraph at the end of Article FOURTH:

“Each one hundred (100) shares of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.”

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective as of October 22, 2019 at 8:30 a.m., New York City time.

IN WITNESS WHEREOF, DELCATH SYSTEMS, INC., has caused this certificate to be duly executed in its corporate name on October 17, 2019.

DELCATH SYSTEMS, INC.

By:
	Name:	Barbra Keck
	Title:	Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:36 PM 10/17/2019
FILED 04:36 PM 10/17/2019
SR 20197605571 - File Number 2168713